Exhibit 10.2

2011 EXECUTIVE BONUS PLAN

July 6, 2011

The Executive Bonus Plan shall cover Named Executive Officers (NEOs) of the Company. The bonus plan shall be comprised of three components with the corresponding bonus weighting:

Bonus Component:	Bonus Weighting:
Adjusted EBITDA	Up to 50%
Performance Objectives	35%
Capital Efficiency	15%

Total	100%

Adjusted EBITDA:

Each NEO shall have a target of 25% of his or her annual bonus tied to business performance as measured by Adjusted EBITDA for the second half of the year (as set forth on Schedule I attached hereto). However, in its discretion, the Board shall have the right to increase this percentage up to 50% of their annual bonus based on the final Adjusted EBITDA taking multiple factors into consideration including, but not limited to, the 2011 budget, performance as compared to prior year, historical trends, competitive pressures, marketplace dynamics and any unusual one-time items.

The bonus award of the CFO shall be tied to the performance of the Company, while bonus awards for Division Presidents shall be based on a 70%/30% split of divisional/corporate results.

Performance Objectives:

Each NEO shall have 35% of his or her annual bonus tied to the achievement of specific performance objectives agreed to in advance by the CEO and the NEO. In its discretion, the Board shall determine the Performance Objective bonus award based upon achievement of these objectives.

Capital Efficiency:

Each NEO shall have 15% of his or her annual performance bonus tied to performance related to capital efficiency. In its discretion, the Board shall determine the Capital Efficiency bonus award taking into consideration the 2011 capital budget, the timeliness and efficiency of product launches, the management of maintenance capital, sources of any cost overruns/underruns and any changes in corporate strategy impacting capital spend.